Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2016 Second Quarter Results
SCHAUMBURG, IL. - February 2, 2016 - Sparton Corporation (NYSE: SPA) today announced results for the second quarter of fiscal 2016 ended December 27, 2015. The Company reported second quarter sales of $103.5 million, an increase of 21%, from $85.6 million for the second quarter of fiscal 2015. Operating income for the second quarter of fiscal 2016 was $0.5 million compared to $2.7 million in the second quarter of fiscal 2015. Net income for the second quarter of fiscal 2016 was $0.3 million or $0.03 per share, basic and diluted compared to net income of $1.6 million or $0.16 per share, basic and diluted in the same quarter a year ago. Adjusted net income for the second quarter of fiscal 2016 was $2.5 million or $0.25 per share compared to $2.7 million or $0.27 per share in the same quarter a year ago.
Select Consolidated Results were as follows (dollars in thousands, except per share data):

	For the Second Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales	$103,529	100.0%	$85,642	100.0%	$17,887	20.9%
Legacy business	81,076	78.3	85,642	100.0	(4,566)	(5.3)
Acquired business	22,453	21.7	—	—	22,453	—

Gross profit	18,521	17.9	15,206	17.8	3,315	21.8
Adjusted gross profit	18,521	17.9	15,286	17.8	3,235	21.2

Selling and administrative expenses	14,340	13.9	10,792	12.6	3,548	32.9

Operating income	454	0.4	2,732	3.2	(2,278)	(83.4)
Adjusted operating income	4,674	4.5	4,447	5.2	227	5.1

Net income	268	0.3	1,562	1.8	(1,294)	(82.8)
Adjusted net income	2,475	2.4	2,677	3.1	(202)	(7.5)

Income per share - basic	0.03		0.16		(0.13)
Adjusted income per share - basic	0.25		0.27		(0.02)

Income per share - diluted	0.03		0.16		(0.13)
Adjusted income per share - diluted	0.25		0.27		(0.02)

Adjusted EBITDA	6,961	6.7%	6,273	7.3%	688	11.0%
Cary Wood, President & CEO, commented, “The second quarter $0.25 adjusted earnings per share, as compared to $0.27 adjusted earnings per share in the prior year, was the result of continued MDS legacy business revenue challenges. Gross margins for the quarter remained consistent with those of the prior year quarter. Total revenue in the quarter was up 21% from the prior year quarter; legacy business revenues decreased by 5%. Legacy business growth continues to be strong in the ECP segment, up 35% from the prior year, primarily driven by increased sonobuoy sales to foreign governments. In the MDS segment, legacy business revenues decreased by 26% due to fluctuations in customer demand as well as product insourcing. As disappointing as the results in the MDS segment have been in recent quarters, we continue to see momentum from new business development activities and anticipate 36 new program launches starting the second half of fiscal 2016 and continuing into the following fiscal year and, barring any customer related delays, these new programs could add over $30 million of new revenues in fiscal 2017. Our selling and administrative expenses increased $3.5 million and, as a percent of sales, was 13.9% as compared to 12.6% of sales in the prior year quarter. The increase in selling and administrative expense was due to the selling and administrative expenses of acquired companies, as well as expenses associated with a corporate reorganization, and additional legal, insurance and other costs related to prior periods. In addition to the recently announced closures and consolidations of the Lawrenceville manufacturing facility and the Irvine Design Engineering Center, we continue to evaluate our overhead structure within the MDS segment. These actions will continue to increase the capacity utilization and reduce overhead expense, which will result in increasing our bottom line earnings once restructuring efforts are complete.”
Second Quarter Highlights

•	Consolidated revenues increased by 21%. Within the ECP segment, legacy business revenues increased 35%, while legacy business revenues in the MDS segment decreased 26%.

•
213 new program or product wins were awarded with a first time revenue potential of $40.0 million as compared to 77 new product or program wins with a first time revenue potential of $17.7 million in the prior year quarter.

•	91 in MDS with a first time revenue potential of $18.5 million versus 14 with a first time revenue potential of $4.0 million in the prior year quarter.

•	122 in ECP (excluding domestic sonobuoy awards) with first time revenue potential of $21.5 million versus 63 with a first time revenue potential of $13.7 million in the prior year quarter.

•	Quarter end sales backlog of approximately $264 million, representing a 16% increase over the prior year quarter, but a 5% decrease from the end of the first quarter of fiscal 2016.

•
Sonobuoy sales to the U.S. Navy decreased to $17.4 million from $20.7 million in Q2 fiscal 2015; sonobuoy sales to foreign governments increased to $9.4 million from $0.9 million; engineering sales increased to $4.7 million from $2.3 million.

Manufacturing & Design Services (“MDS”) (dollars in thousands)

	For the Second Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales:
Legacy business	$42,173	62.4%	$56,861	93.5%	$(14,688)	(25.8)%
Acquired business	20,773	30.7	—	—	20,773	—
Intercompany	4,640	6.9	3,929	6.5	711	18.1
Total net sales	67,586	100.0	60,790	100.0	6,796	11.2
Gross profit	6,989	10.3	8,208	13.5	(1,219)	(14.9)
Selling and administrative expenses	6,646	9.8	4,133	6.8	2,513	60.8
Amortization of intangible assets	2,037	3.0	1,402	2.3	635	45.3
Restructuring charges	2,360	3.5	—	—	2,360	—
Reversal of accrued contingent consideration	(1,530)	(2.3)	—	—	(1,530)	—
Operating income (loss)	$(2,524)	(3.7)%	$2,673	4.4%	$(5,197)	(194.4)%
The decrease in legacy business sales was due to declines in overall customer demand, including certain programs going end-of-life, customer insourcing, customer delays and customers managing their working capital to match end-market demands. MDS backlog was approximately $144.4 million at the end of second quarter of fiscal year 2016 compared to $121.2 million at the end of second quarter of fiscal year 2015 and $156.6 million at the end of first quarter of fiscal 2016. Commercial orders, in general, may be rescheduled or canceled without significant penalty, and, as a result, may not be a meaningful measure of future sales. A majority of the second quarter fiscal 2016 MDS backlog is currently expected to be realized in the next 12 months.
Gross profit percentage on MDS sales was negatively affected in the current quarter by increased overhead as a result of decreased volume and a shift in product mix as compared to the second quarter of the prior year. The increase in selling and administrative expense is due to the selling and administrative expenses of acquired businesses, as well as final costs related to a previously settled legal matter.
The increase in amortization of intangible assets is due to the amortization of customer relationships and non-compete agreements acquired in the acquisitions of Hunter Technology Corporation and Real-Time Enterprises, Inc.. Restructuring charges relate to the previously discussed closing of the Company’s Lawrenceville, GA manufacturing operations and consolidation of its Irvine, CA design center into its Irvine, CA manufacturing operations.
Previously accrued contingent purchase price consideration related to the Hunter Technology Corporation and Real-Time Enterprises, Inc. acquisitions was reversed in the second quarter of fiscal 2016 based on the Company’s determination that the required performance thresholds necessary to earn the contingent considerations would not be achieved.

Engineered Components & Products (“ECP”) (dollars in thousands)

	For the Second Quarter of Fiscal Years
	2016	% of Sales	2015	% of Sales	$ Chg	% Chg
Net sales:
Legacy business	$38,903	95.7%	$28,781	99.5%	$10,122	35.2%
Acquired business	1,680	4.1	—	—	1,680	—
Intercompany	59	0.2	138	0.5	(79)	(57.2)
Total net sales	40,642	100.0	28,919	100.0	11,723	40.5
Gross profit	11,532	28.4	6,998	24.2	4,534	64.8
Selling and administrative expenses	3,715	9.1	2,445	8.4	1,270	51.9
Internal research and development expenses	438	1.2	197	0.7	241	—
Amortization of intangible assets	422	1.0	83	0.3	339	—
Operating income	$6,957	17.1%	$4,273	14.8%	$2,684	62.8%
ECP legacy business sales increased $10.1 million as a result of increased sonobuoy sales to foreign governments of $8.5 million, increased engineering revenue of $2.4 million, increased revenue in the Rugged Electronics platform of $1.9 million and increased revenue in the Precision Sensing & Measurements platform of $0.6 million as offset by decreased sonobuoy sales to the U.S. Navy of $3.3 million. Total sales to the U.S. Navy in the second quarters of fiscal years 2016 and 2015 were approximately $22.1 million and $23.0 million, respectively. For the second quarters of fiscal years 2016 and 2015, sales to the U.S. Navy accounted for 21% and 27%, respectively, of consolidated Company net sales and 54% and 80%, respectively, of ECP segment net sales. ECP backlog was approximately $119.1 million at the end of second quarter of fiscal year 2016 compared to $105.4 million at the end of second quarter of fiscal year 2015. A majority of the second quarter fiscal year 2016 ECP backlog is currently expected to be realized in the next 18 months.
Gross profit percentage on ECP sales was positively affected in the current year quarter by increased volume as well as product mix as compared to the prior year quarter. The increase in selling and administrative expense is due to the acquired selling and administration expenses of Stealth.com as well as professional service expenses associated with governmental audits and compliance.
The increase in amortization of intangible assets is due to the amortization of customer relationships, non-compete agreements, trademarks/tradenames and unpatented technology acquired in the acquisitions of Stealth.com, KEP Marine and IED.
Internal research and development expenses reflect costs incurred for the internal development of technologies for use in navigation, oil and gas exploration and flat panel display technology. These costs include salaries and related expenses, contract labor and consulting costs, materials and the cost of certain research and development specific equipment.
Liquidity and Capital Resources
As of December 27, 2015, the Company had $133.8 million borrowed and approximately $140.7 million available under its credit facility and had available cash and cash equivalents of $4.8 million.

Outlook
Cary Wood concluded, “We are pleased with the progress the ECP segment has made with its increased foreign sonobuoy sales, as well as increased engineering revenue to the U.S. Navy and positive effects related to its acquisition integrations. Although the Company's overall legacy business sales pipeline continues to grow, the revenue softening we have been experiencing in the MDS legacy business is a concern that we are closely monitoring. We continue to work towards minimizing this effect through our new business development activities, which is evidenced by the launch of 36 new programs in the MDS segment over the next few quarters. Customer-facing enhancements have also been identified and will be implemented in the coming months to drive a focused increase in new business wins from our existing customer base within both segments. We continue to drive the earnings performance in the MDS segment by capitalizing on the synergies from our most recent acquisitions as well as other cost savings initiatives taking place across the entire Company including the recent decision to close and consolidate the Lawrenceville manufacturing facility and the Irvine Engineering Center into other existing assets. In the coming quarters, we will continue to monitor the serviceable end-markets and current customers and will determine if any other operational adjustments and control actions are required to mitigate any near-term margin challenges.”
Conference Call
Sparton will host a conference call with investors and analysts on February 3, 2016 at 10:00 a.m. CST/11:00 a.m. EST to discuss its fiscal year 2016 second quarter financial results, provide a general business update and respond to investor questions. To participate, callers should dial (888) 222-2795. Participants should dial in at least 15 minutes prior to the start of the call.
A Web presentation link is also available for the conference call: http://tinyurl.com/zm9h4sj.
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
When we calculate adjusted earnings per share, adjusted net income and other non-GAAP income statement measures, we exclude certain legal expenses, corporate reorganization charges, amortization of intangible assets, certain restructuring charges, reversal of accrued contingent consideration, gross profit effects of capitalized profit in inventory from acquisitions, success based acquisition finder's fees and the related tax effect of these items, as well as unusual discrete tax benefits of expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest expense and income taxes, depreciation and amortization as adjusted for, certain legal expenses, certain restructuring charges, stock-based compensation expense, corporate reorganization charges, reversal of accrued contingent consideration, gross profit effects of capitalized profit in inventory from acquisitions and success based acquisition finder's fees. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.
About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 116th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace and Industrial & Commercial. Headquartered in Schaumburg, Illinois, Sparton currently has fifteen manufacturing locations and engineering design centers worldwide. Sparton's Web site may be accessed at www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2015, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	December 27, 2015	June 30, 2015
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$4,830	$14,914
Accounts receivable, net of allowance for doubtful accounts of $672 and $173, respectively	56,225	70,974
Inventories and cost of contracts in progress, net	76,717	79,503
Deferred income taxes	4,714	4,714
Prepaid expenses and other current assets	7,677	5,488
Total current assets	150,163	175,593
Property, plant and equipment, net	33,839	32,608
Goodwill	77,265	74,175
Other intangible assets, net	41,563	45,825
Deferred income taxes	2,372	2,199
Other assets	7,192	7,151
Total assets	$312,394	$337,551
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$26,776	$29,948
Accrued salaries and wages	7,941	9,089
Accrued health benefits	1,516	1,510
Performance based payments on customer contracts	1,867	1,756
Other accrued expenses	13,058	16,328
Total current liabilities	51,158	58,631
Pension liability	424	424
Long-term debt	133,800	154,500
Environmental remediation	6,708	7,117
Total liabilities	192,090	220,672
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 9,892,131 and 9,886,618 shares issued and outstanding, respectively	12,365	12,358
Capital in excess of par value	16,927	16,045
Retained earnings	92,595	89,933
Accumulated other comprehensive loss	(1,583)	(1,457)
Total shareholders’ equity	120,304	116,879
Total liabilities and shareholders’ equity	$312,394	$337,551

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except share and per share data)

	For the Second Quarter of Fiscal Years
	2016	2015
Net sales	$103,529	$85,642
Cost of goods sold	85,008	70,436
Gross profit	18,521	15,206
Operating Expense:
Selling and administrative expenses	14,340	10,792
Internal research and development expenses	438	197
Amortization of intangible assets	2,459	1,485
Restructuring charges	2,360	—
Reversal of accrued contingent consideration	(1,530)	—
Total operating expense	18,067	12,474
Operating income	454	2,732
Other income (expense)
Interest expense, net	(900)	(357)
Other, net	34	(46)
Total other expense, net	(866)	(403)
Income (loss) before income taxes	(412)	2,329
Income taxes	(680)	767
Net income	$268	$1,562
Income per share of common stock:
Basic	$0.03	$0.16
Diluted	$0.03	$0.16
Weighted average shares of common stock outstanding:
Basic	9,783,237	9,894,526
Diluted	9,783,237	9,910,735

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	For the First Two Quarters of Fiscal Years
	2016	2015
Cash Flows from Operating Activities:
Net income	$2,662	$1,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,007	2,221
Amortization of intangible assets	4,962	2,825
Deferred income taxes	36	58
Stock-based compensation expense	869	1,218
Gross profit effect of capitalized profit in inventory from acquisitions	—	178
Reversal of accrued contingent consideration	(1,530)	—
Excess tax benefit from stock-based compensation	(161)	(974)
Amortization of deferred financing costs	140	511
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	14,363	12,845
Inventories and cost of contracts in progress	(2,266)	1,467
Prepaid expenses and other assets	(2,567)	(2,162)
Performance based payments on customer contracts	111	(1,788)
Accounts payable and accrued expenses	(6,517)	(9,368)
Net cash provided by operating activities	13,109	8,789
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired	750	(21,745)
Marketable securities	—	(986)
Purchases of property, plant and equipment	(3,263)	(1,828)
Net cash used in investing activities	(2,513)	(24,559)
Cash Flows from Financing Activities:
Borrowings of long-term debt	46,300	65,724
Repayments of long-term debt	(67,000)	(48,224)
Payment of debt financing costs	—	(1,057)
Repurchase of stock	(141)	(6,451)
Proceeds from the exercise of stock options	—	12
Excess tax benefit from stock-based compensation	161	974
Net cash (used in) provided by financing activities	(20,680)	10,978
Net decrease in cash and cash equivalents	(10,084)	(4,792)
Cash and cash equivalents at beginning of period	14,914	8,028
Cash and cash equivalents at end of period	$4,830	$3,236
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,508	$571
Cash paid for income taxes	$766	$2,395
Supplemental disclosure of non-cash investing activities:
Adjustments to acquired companies opening balance sheets	$3,840	$1,976

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)

Net sales:
	For the Second Quarter of Fiscal Years
SEGMENT	2016	2015	% Chg
Manufacturing & Design Services	$67,586	$60,790	11.2%
Engineered Components & Products	40,642	28,919	40.5
Eliminations	(4,699)	(4,067)	(15.5)
Totals	$103,529	$85,642	20.9

Gross profit:
	For the Second Quarter of Fiscal Years
SEGMENT	2016	GP %	2015	GP %
Manufacturing & Design Services	$6,989	10.3%	$8,208	13.5%
Engineered Components & Products	11,532	28.4	6,998	24.2
Totals	$18,521	17.9	$15,206	17.8

Adjusted gross profit:
	For the Second Quarter of Fiscal Years
SEGMENT	2016	GP %	2015	GP %
Manufacturing & Design Services	$6,989	10.3%	$8,288	13.6%
Engineered Components & Products	11,532	28.4	6,998	24.2
Totals	$18,521	17.9	$15,286	17.8

Operating income:
	For the Second Quarter of Fiscal Years
SEGMENT	2016	% of Sales	2015	% of Sales
Manufacturing & Design Services	$(2,524)	(3.7)%	$2,673	4.4%
Engineered Components & Products	6,957	17.1	4,273	14.8
Corporate Unallocated	(3,979)	—	(4,214)	—
Totals	$454	0.4	$2,732	3.2

Adjusted operating income:
	For the Second Quarter of Fiscal Years
SEGMENT	2016	% of Sales	2015	% of Sales
Manufacturing & Design Services	$727	1.1%	$4,155	6.8%
Engineered Components & Products	7,379	18.2	4,356	15.1
Corporate Unallocated	(3,432)	—	(4,064)	—
Totals	$4,674	4.5	$4,447	5.2

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share and per share data)

	For the Second Quarter of Fiscal 2016				For the Second Quarter of Fiscal 2015
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$103,529	$—		$103,529	$85,642	$—		$85,642
Cost of goods sold	85,008	—		85,008	70,436	(80)	(f)	70,356
Gross profit	18,521	—		18,521	15,206	80		15,286
Operating Expense:
Selling and administrative expenses	14,340	(931)	(a)	13,409	10,792	(150)	(g)	10,642
Internal research and development expenses	438	—		438	197	—		197
Amortization of intangible assets	2,459	(2,459)	(b)	—	1,485	(1,485)	(b)	—
Restructuring charges	2,360	(2,360)	(c)	—	—	—		—
Reversal of accrued contingent consideration	(1,530)	1,530	(d)	—	—	—		—
Total operating expense	18,067	(4,220)		13,847	12,474	(1,635)		10,839
Operating income	454	4,220		4,674	2,732	1,715		4,447
Other income (expense):
Interest expense	(900)	—		(900)	(357)	—		(357)
Other, net	34	—		34	(46)	—		(46)
Total other expense, net	(866)	—		(866)	(403)	—		(403)
Income (loss) before income taxes	(412)	4,220		3,808	2,329	1,715		4,044
Income taxes	(680)	2,013	(e)	1,333	767	600	(e)	1,367
Net income	$268	$2,207		$2,475	$1,562	$1,115		$2,677
Income per share of common stock:
Basic	$0.03			$0.25	$0.16			$0.27
Diluted	$0.03			$0.25	$0.16			$0.27
Weighted average shares of common stock outstanding:
Basic	9,783,237			9,783,237	9,894,526			9,894,526
Diluted	9,783,237			9,783,237	9,910,735			9,910,735

(a)	Legal expenses related to settlement ($384) and corporate reorganization ($547).
(b)	Amortization of intangible assets.
(c)	Restructuring charges related to closing of Lawrenceville, GA facility and consolidation of Irvine, CA manufacturing operations.
(d)	Reversal of accrued contingent consideration for Hunter ($1,180) and RTEmd ($350) as performance thresholds were not achieved.
(e)	Except for the reversal of accrued contingent consideration, items tax effected at 35%.
(f)	Gross profit effect of capitalized profit in inventory from acquisitions.
(g)	Includes adjustments to remove $150 success based acquisition finder's fee paid in relation to the acquisition of IED.

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Second Quarter of Fiscal Years
	2016	2015
Net income	$268	$1,562
Interest expense	900	357
Income taxes	(680)	767
Depreciation and amortization	4,274	2,588
Legal related expense	384	—
Restructuring charges	2,360	—
Gross profit effect of capitalized profit in inventory from acquisitions	—	80
Success based acquisition finder's fees	—	150
Stock-based compensation expense - Directors	325	250
Stock-based compensation expense - Non-Directors	113	519
Corporate reorganization	547	—
Reversal of accrued contingent consideration	(1,530)	—
Adjusted EBITDA	$6,961	$6,273